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                                RELTEC HOLDINGS, INC.

                        DIRECTORS' DEFERRED COMPENSATION PLAN

                             (Effective January 1, 1996)


     Effective January 1, 1996, RELTEC Holdings, Inc., a Delaware corporation ("Holdings"), adopts this Plan for the benefit of certain persons and subject to the terms and provisions set forth below.

1. A "Director" for the purposes of this Plan is a person who is a nonemployee member of the Board of Directors of Holdings. A "Board" for purposes of this Plan is the Holdings' Board of Directors.

2. "Compensation" for the purposes of this Plan means the total fees payable to a Director by Holdings during a calendar year for services as a Director.

3. In order to participate in the Plan, a Director must execute a compensation deferral agreement to have his Compensation deferred by a specified percentage for crediting under this Plan. A compensation deferral agreement shall be filed by a Director with Holdings (or its designee) on a form prescribed by it and shall be filed at such times as Holdings may specify, but in all cases prior to the time such Compensation is to be earned by the Director. For the initial year of the Plan, a Director may elect to

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     participate and defer Compensation earned after the date of such election, effective as of the first day of any month following the date the Director files the compensation deferral agreement with Holdings (or its designee). Except as otherwise provided in the immediately preceding sentence or as may be agreed upon otherwise between a Director and Holdings, an election to participate and defer Compensation must be made in the calendar year preceding the calendar year in which the Compensation to be deferred is to be earned. A compensation deferral election for the initial year of the Plan is irrevocable with respect to the Compensation to be deferred for the remainder of the initial year of the Plan. After the initial year of the Plan, once a compensation deferral election is made, such election is irrevocable with respect to the Compensation to be deferred for the following year. Elections to participate and defer Compensation shall continue in effect at the percentage rate elected until such election is revoked or modified by the Director in writing to Holdings (or its designee), but such change or revocation shall be effective only with respect to Compensation to be earned in and after the calendar year in which such change or revocation is made by the Director. Any new or modified compensation deferral election shall take effect only as to Compensation to be earned after such new or modified election is filed with Holdings (or its designee). Holdings shall credit the Compensation that a


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     Director elects to defer for a calendar year to an account maintained for such Director on the books of Holdings. Such amounts shall be credited to the accounts of such Directors at such time as Holdings, acting through one of its officers, shall direct (but not less frequently than annually).

4. Each account shall be credited on an annual basis with interest at a rate to be determined on whatever basis the Board shall from time to time specify. Until the Board may otherwise specify, the interest to be credited to the accounts shall be determined quarterly on the basis of an annual rate equivalent to the weighted average prime lending rate of Chase Manhattan Bank, N.A., New York, New York, for the three months ending on the last day of the quarter upon the average daily balance in each account during such quarter.

5. A detailed record of the accounts shall be maintained, and promptly after the end of each calendar year Holdings (or its designee) shall deliver to each person for whom an account is maintained a statement setting forth the amount credited to his account at the end of the year and the transactions in such account during that calendar year.



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6.   The amounts credited to a Director's account shall become distributable to him on the date he ceases to be a Director or earlier with the approval of the Board; provided, however, that except as otherwise provided in the next sentence, any single distribution or the first in a series of distributions permitted or required under this Plan shall be made in the month of January of the year following the year in which the event that requires or permits such distribution occurs. If, however, the date a Director ceases to be a Director occurs in the month of December in any year, or if pursuant to approval of the Board, the amount credited to the Director's account becomes subject to distribution in the month of December of any year, such single distribution or first distribution in a series of distributions shall be made in the month of January of the second year thereafter. In the sole and exclusive discretion of the Board, all amounts credited to a Director's account shall be distributed to the Director in a single distribution or in a series of approximately equal distributions over a period not to exceed 10 years, subject to appropriate tax withholding.

7. In the event of the death of a Director before commencement or completion of the distribution of the amount credited to his account, the amount then credited to his account shall be distributed to the person entitled thereto under the


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     provisions of any written designation previously filed with the Board, or, in the absence of any such designation, to the spouse (if surviving) of the Director, or otherwise to the Director's estate. Such distribution may take the form of a single distribution or a series of distributions, as provided for above, as determined by the Board; provided, however, that if the Director's death occurred after the commencement and before the completion of a series of distributions and the Board determines to distribute the remaining account balance in series, the distribution shall take the form of a continuation of the same series of distributions originally determined by the Board.

8. In the event of the liquidation of Holdings, or the sale of substantially all its assets, or its merger or consolidation, the Board may make any alterations in the provisions for distributing the amounts credited to the accounts which are appropriate and equitable under the circumstances and which are consistent with the spirit and purposes of the Plan, with respect to the affected Directors.


9. Notwithstanding Section 8 above, in the event of a Change of Control (as hereinafter defined), Holdings shall notify each Director and each other person entitled to payments under the Plan as promptly as practicable after the occurrence of

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     such event, of the person's right to receive, in lieu of all future amounts payable to him under the Plan, a single lump sum payment of the amount then credited to his account. The required payment shall be made to each person no later than thirty (30) days after the occurrence of such event. For purposes of the Plan, the term "Change of Control" shall mean:

     (i) the acquisition of beneficial ownership totalling thirty percent (30%) or more of Holdings' shares of common stock;

     (ii) a change in the membership of the Board at any time during any twelve
          (12) month period such that, following such change, at least thirty percent (30%) of the members of the Board were not members of the Board at the start of such twelve (12) month period but only if the election of such new members of the Board was not approved by at least three-quarters (3/4) of the Directors who were either sitting at the beginning of such twelve (12) month period or elected to the Board during such twelve (12) month period with the approval of three-quarters (3/4) of the Directors who were sitting at the beginning of such twelve (12) month period.


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10.  In the event Holdings shall fail to make any payment provided for in
     Section 9 above that is actually due following the occurrence of a Change of Control, the affected person shall be entitled to receive such payment due together with interest from the due date of such payment until such payment is made at a rate equal to the prime rate as publicly announced by Chase Manhattan Bank, N.A., New York, New York, plus seven (7) percentage points.

11. Nothing in this Plan shall be interpreted to limit or otherwise preclude any person from enforcing his right to receive any payment provided under
     Section 9 above. In the event that Holdings shall fail to make any such payment that is actually due following the occurrence of a Change of Control, all professional fees reasonably incurred by the affected person in connection with enforcing his right to receive any such payment (including, for example, fees of accountants and attorneys) shall be paid by Holdings and, if any such fee payments by Holdings generate taxable income to such person, Holdings shall pay such additional amounts to such person to make him whole on an after-tax basis.

12. Any notices required under the Plan shall be in writing and effective when received by the person to whom the notice is sent. Notices to a Director or the successor-in-interest of a deceased Director shall be addressed to such person at his


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     then current mailing address on file at Holdings.  Notices to Holdings shall be addressed to the General Counsel and Secretary of Holdings.

13. In construing any provisions of the Plan, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural, and vice versa, as the context may require.

14. All questions of interpretation and application of the provisions of the Plan shall be decided by Holdings, acting through its authorized officer or officers, whose decisions thereon shall be final and binding on all parties.

15. In the absence of bad faith, neither any member or former member of the Board nor any other person administering the Plan shall have any liability to Holdings, or to any other person, firm or corporation based on or arising out of the Plan.

16. The right of any person to payments under this Plan shall be that of a general, unsecured creditor of Holdings only, and no person shall have any legal or equitable interest in, charge against, or lien on any assets of Holdings to secure any such payments.


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17.  This Plan may at any time be discontinued by the Board in its entirety or changed in part or in its entirety; provided, however, that no change or discontinuance shall accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Board, relieve Holdings of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing account balance.

18. Except for amounts payable in respect of a deceased Director, a Director employee may not assign his right to receive any amounts under the Plan without the prior written consent of Holdings.

          IN WITNESS WHEREOF, RELTEC HOLDINGS, INC. by its appropriate officers duly authorized, has executed this document effective as set forth herein.

                                   RELTEC HOLDINGS, INC.


                                   By:___________________________

                                   And:__________________________





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